Exhibit 1.3

AMENDMENT NO. 1 TO SALES AGREEMENT

August 4, 2022

Magenta Therapeutics, Inc.

100 Technology Square

Cambridge, Massachusetts 02139

Ladies and Gentlemen:

Magenta Therapeutics, Inc., a Delaware corporation (the “Company”), together with Cowen and Company, LLC (the “Agent”), are parties to that certain Sales Agreement dated August 8, 2019 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The Company and the Agent desire to amend the Original Agreement as set forth in this Amendment No. 1 thereto (this “Amendment”) as follows:

1.    Section 1 is hereby amended as follows:

“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through or to Cowen, acting as agent and/or principal, shares (the “Placement Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $50,000,000.”

2.    With respect to issuances of Placement Shares that occur on or after the date this Amendment becomes effective, reference to the “Registration Statement” in the Original Agreement shall refer to the registration statement on Form S-3, as amended, filed with the Securities and Exchange Commission on August 4, 2022 (“New Registration Statement”).

3.    All references to “August 8, 2019” set forth in Schedule 1 and Exhibit 7(m) of the Original Agreement are revised to read “August 8, 2019 (as amended by Amendment No. 1, dated August 4, 2022)”.

4.    Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

5.    This Amendment No. 1 shall become effective upon the date that the Company’s registration statement on Form S-3 initially filed with the Commission on August 4, 2022 is declared effective under the Securities Act.

6.    The Company will pay reasonable and documented out-of-pocket fees and disbursements of counsel to the Agent up to $75,000 in the aggregate incurred in connection with this Amendment No. 1 and other related documents.

7.    This Amendment together with the Original Agreement (including all exhibits attached hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

8.    EACH OF THE COMPANY AND THE AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.    THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.

10.    Each of the Company and the Agent agrees that any legal suit, action or proceeding arising out of or based upon this Amendment or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any Specified Court, as to which such jurisdiction is non-exclusive) of the Specified Courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to a party’s address set forth in Section 11 of the Original Agreement, as amended by this Amendment, shall be effective service of process upon such party for any suit, action or proceeding brought in any Specified Court. Each of the Company and the Agent irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court that any such suit, action or proceeding brought in any Specified Court has been brought in an inconvenient forum.

11.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission or electronic transmission (e.g., PDF).

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this Amendment shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

Very truly yours, COWEN AND COMPANY, LLC

By:	/s/ Michael J. Murphy
Name: Michael J. Murphy
Title: Managing Director

[Signature Page to Amendment No. 1 to Sales Agreement]

ACCEPTED as of the date first-above written: MAGENTA THERAPEUTICS, INC.

By:	/s/ Stephen Mahoney
Name: Stephen Mahoney
Title: Chief Financial and Operating Officer

[Signature Page to Amendment No. 1 to Sales Agreement]